UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 10, 2007 (Spetmeber 4, 2007)
DURA AUTOMOTIVE SYSTEMS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	000-21139 (Commission File Number)	38-3185711 (IRS Employer Identification No.)
2791 Research Drive, Rochester Hills, Michigan 48309
(Address of Principal Executive Offices, including Zip Code)
(248) 299-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 4, 2007, DURA Automotive Systems, Inc. (DASI) announced that C. Timothy Trenary, 51, will join the company as Vice President and Chief Financial Officer, effective September 16, 2007. He succeeds David L. Harbert, a Tatum LLP Partner, who has served as DURA’s interim chief financial officer during the restructuring. Mr. Harbert will remain with DURA through September.
Mr. Trenary brings nearly 30 years of financial expertise, including capital formation and transactions, in the automotive and telecommunications industries. Since 2005, Trenary has been at Collins & Aikman Corporation, an automotive interiors supplier, first as Vice President and Treasurer and then as Executive Vice President and Chief Financial Officer. There, he joined a new management team and provided operational focus to the finance function and strategic vision to the company. Between 2001 to 2005, Trenary served at Federal-Mogul Corporation, a global auto parts supplier, in several positions, most recently as Director of Financial Services and Processes. Trenary previously was Chief Financial Officer and Chief Operating Officer of James Cable Partners, L.P. He began his career as an auditor for what is now Ernst & Young.
The following is a summary of the principal terms of Mr. Tenary’s Employment Agreement:
(a)	Employment and Termination. DASI shall employ Mr. Trenary as its Chief Financial Officer, effective September 16, 2007.

(b)	Duties. Mr. Trenary shall devote all of his time, attention, and best efforts to DASI’s business. Mr. Trenary shall faithfully and diligently perform the duties and responsibilities assigned to him by the Chief Executive Officer of DASI and/or by DASI’s Board of Directors. Mr. Trenary shall report to the Chief Executive Officer of DASI.

(c)	Compensation.
(i)	Base Salary. DASI will pay Mr. Trenary an annual gross salary of $375,000 (the “Base Salary”).

(ii)	Annual Bonus. In addition to the Base Salary, while Mr. Trenary is employed by DASI, Mr. Trenary shall be entitled to participate in the Dura Automotive Systems, Inc. Annual Bonus Plan (the “ABP”). Mr. Trenary’s bonus opportunity under that plan shall be 60% of his Base Salary (such amounts awarded, if any, the “Annual Bonus”).

(iii)	Flexible Perquisite Program. While Mr. Trenary is employed by DASI, he shall be entitled to participate in the Dura Automotive Systems, Inc., Flexible Perquisite Program. Mr. Trenary’s annual allowance shall be a gross amount of $22,000, and his maximum economic entitlement for 2007 under that program shall be reduced and pro-rated to reflect his actual start date with DASI.
(d)	Benefits.
(i)	Incentive, Savings and 401(k) Plans. While Mr. Trenary is employed by DASI, he shall be entitled to participate in all incentive, savings and 401(k) plans, practices, policies and programs, on terms not less favorable than those applicable to other similarly situated senior executives of DASI, and in accordance with such terms as in effect from time to time.

(ii)	Welfare Benefits. While Mr. Trenary is employed by DASI, he

shall be eligible to participate in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by DASI (including medical, dental, disability, group life, optional supplemental life, accidental death and dismemberment, dependent care, and long-term care plans and programs) on terms not less favorable than those applicable to other similarly situated senior executives of DASI, and in accordance with such terms as in effect from time to time.

(iii)	Vacation. While employed by DASI, Mr. Trenary shall earn three weeks paid vacation time per year, and shall be entitled to use said vacation time on terms not less favorable than the plans, practices, policies, and programs applicable to other similarly situated senior executives of DASI.

(iv)	Expenses. While employed by DASI, Mr. Trenary shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred, in accordance with the practices and policies applicable to other senior executives of DASI.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release announcing the naming of Tim Trenary Chief Finacial Officer

99.2	Offer of Employment Letter between the Company and Mr. Trenary

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SIGNATURES
     According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on September 10, 2007.

Dura Automotive Systems, Inc.
	By:	/s/ Lawrence A. Denton
Date: September 10, 2007		Lawrence A. Denton
		Its:	Chairman, President and Chief Executive Officer

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